EXHIBIT 10.1
CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[*****]” TO INDICATE THE OMISSION.
DEVELOPMENT AND SUPPLY AGREEMENT
This Development and Supply Agreement (the “Agreement”) is entered into as of May 14, 2026 (the “Effective Date”), by and between Japan BCG Laboratory, a Japanese corporation with its principal place of business at 1-5-21 Otsuka, Bunkyo-ku, Tokyo 112-0012, Japan (“JBL”), and ImmunityBio, Inc. a Delaware corporation with its principal place of business at 3530 John Hopkins Court, San Diego, CA 92121, on behalf of itself and its Subsidiaries (collectively, “ImmunityBio”), and together with JBL, the “Parties” and each a “Party”.
RECITALS
WHEREAS, JBL possesses expertise, facilities, and capabilities in the quality, the preclinical and clinical trial data and the manufacture of intravesical pharmaceutical products containing Bacillus Calmette-Guerin (“BCG”);
WHEREAS, ImmunityBio desires to develop, obtain regulatory approval for, and commercialize a certain intravesical pharmaceutical product for urothelial cancers utilizing JBL’s data and manufacturing capabilities;
WHEREAS, ImmunityBio wishes to engage JBL to manufacture the Product for development and commercial purposes, and JBL wishes to supply such Product to ImmunityBio to the extent that the supply of the Products does not cause any adverse effect on stable supply of BCG products for intravesical use and percutaneous use in Japan, for which Japanese law provides for measures to ensure this, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.DEFINITIONS
1.1“Affiliate” means any entity, including a subsidiary, that directly or indirectly controls, is controlled by, or is under common control with a Party, where “control” means ownership of fifty percent (50%) or more of the voting securities or equivalent ownership interest.

1.2“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances, and guidelines of any governmental authority, including cGMP, FDA regulations, and all applicable environmental, health, and safety regulations.
1.3“Batch” means a single manufacturing lot of the Product, initially consisting of approximately [*****] finished, labeled, release-tested cGMP-compliant vials. The number of vials constituting a lot shall be amended by mutual agreement of the parties after the commencement of commercial production at [*****] factory.
1.4“cGMP” means current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 210, 211, and 600 (or foreign equivalents).
1.5“Commercial Launch” means the first commercial sale of the Product in the Territory.
1.6“Development” means all activities related to the development of the Product, including any required preclinical studies, clinical trials, and regulatory activities necessary to obtain Regulatory Approval.
1.7“Development Costs” means all internal and external costs incurred by ImmunityBio in connection with the Development of the Product.
1.8“FDA” means the United States Food and Drug Administration or any successor agency.
1.9“Intellectual Property” or “IP” means all patents, patent applications, trademarks, trade secrets, know-how, copyrights, and other proprietary rights.
1.10“Manufacturing Process” means the processes, methods, and specifications for manufacturing the Product as set forth in the Quality Agreement.
1.11“Marketing Authorization” or “MA” means all approvals, licenses, registrations, and authorizations from Regulatory Authorities necessary to market, sell, and distribute the Product in the Territory.
1.12“Product” means the pharmaceutical product described in Exhibit A, including all formulations, strengths, and presentations.
1.13“Regulatory Approval” means all approvals from Regulatory Authorities required to manufacture, market, sell, and distribute the Product in the Territory.
1.14“Regulatory Authority” means any governmental authority responsible for granting Regulatory Approvals, including the FDA.
1.15“Regulatory Dossier” means all manufacturing records, analytical data, stability data, master batch records, CMC (Chemistry, Manufacturing, and Controls) documentation, and regulatory filings related to the Product in JBL’s possession.

1.16“Specifications” means the agreed-upon quality, purity, potency, sterility, identity, and other release criteria for the Product, as set forth in Schedule A and consistent with FDA requirements.
1.17“Subsidiary” means, with respect to any entity, any entity that is directly or indirectly controlled by such entity, where “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of more than fifty percent (50%) of the voting securities by contract or otherwise.
1.18“Territory” means the United States of America and its territories.
2.DEVELOPMENT OF PRODUCT
2.1Development of Product. Development under this Agreement shall be limited to development of intravesical pharmaceutical products containing the Product to be sold and used in the Territory.
2.2Development Responsibility. ImmunityBio shall be solely responsible for, and shall control all aspects of, the Development of the Product, including:
(a)Designing, conducting, and funding all additionally required preclinical studies and clinical trials;
(b)Preparing and filing all regulatory submissions, including Investigational New Drug applications (INDs), New Drug Applications (NDAs), or Biologics License Applications (BLAs) and lead all FDA interactions for the Product in the Territory;
(c)Obtaining and maintaining all Regulatory Approvals;
(d)Developing product labeling, packaging, and marketing materials;
(e)Conducting pharmacovigilance and adverse event reporting within the Territory;
(f)Serve as the BLA applicant and, upon approval, hold the Marketing Authorization (MA) for the Product in the Territory.
Notwithstanding the foregoing, JBL shall bear the costs and expenses for and retain the rights in CMC for the Product in the Territory.
2.3Development Plan. ImmunityBio shall provide JBL with a high-level Development Plan within [*****] days of the Effective Date, which shall be updated annually. The Development Plan shall include anticipated timelines for clinical trials, regulatory submissions, and projected commercial launch dates.

2.4Development Reports. ImmunityBio shall provide JBL with annual written reports summarizing Development activities, material requirements for clinical supply, and any material changes to the Development Plan.
2.5Regulatory Filings. ImmunityBio shall be the sole owner of all Regulatory Approvals in the Territory and ImmunityBio shall be designated as the sole Marketing Authorization Holder (“MAH”) for the Product in the Territory. For the sake of clarity, JBL is the sole owner of all Regulatory Approvals in [*****]. The owner of Regulatory Approvals in any countries other than the Territory, [*****] and [*****] shall be determined separately upon consultation and mutual agreement of the parties.
2.6Clinical Supply. JBL shall manufacture and supply the Product for ImmunityBio’s Development activities in the Territory in accordance with the specifications, quantities, and delivery schedules set forth in purchase orders issued by ImmunityBio. Pricing for clinical supply shall be as set forth in Exhibit B.
3.EXCLUSIVE MANUFACTURING AND SUPPLY
3.1Exclusive Supply. Subject to the terms and conditions of this Agreement, JBL grants ImmunityBio an exclusive right to purchase, import, sell and distribute Product in the Territory for the Term of this Agreement. For the sake of clarity, during the Term of this Agreement, JBL shall not supply the Product to any other party for sale in the Territory.
3.2Extra-Territorial Right of First Negotiation. JBL shall grant to ImmunityBio a right of first negotiation to obtain the rights to develop, sell, distribute and commercialize the Product manufactured under this Agreement after the commencement of commercial production at the new [*****] factory of JBL in countries or jurisdictions outside the Territory (excluding [*****]).
3.3Sublicensing. ImmunityBio shall have the right to sublicense its rights under this Agreement to its Affiliates and third-party distributors, subcontractors, and commercialization partners within the Territory.
4.COMMERCIALIZATION RIGHTS
4.1Exclusive Commercialization Rights. ImmunityBio shall have the exclusive right to market, promote, distribute, and sell the Product in the Territory under its own trademarks and trade names. ImmunityBio shall bear all costs and expenses associated with commercialization activities.
4.2Commercialization Efforts. After obtaining Regulatory Approval, ImmunityBio shall use commercially reasonable efforts to:
(a)Launch the Product in the Territory within [*****] months of obtaining Regulatory Approval;
(b)Commercialize the Product in all major markets within the Territory;
(c)Maintain adequate sales, marketing, and distribution capabilities.
4.3Pricing and Reimbursement. ImmunityBio shall have sole discretion to set prices for the Product and to negotiate reimbursement with payors.
5.MANUFACTURING AND QUALITY
5.1cGMP Compliance. JBL shall manufacture the Product in accordance with cGMP, the specifications set forth in Exhibit A, and the Quality Agreement to be executed by the Parties.
5.2Quality Agreement. The Parties shall negotiate in good faith to execute a separate quality agreement (the “Quality Agreement”) promptly following the Effective Date, which shall govern quality control, quality assurance, batch release, deviations, change control, stability testing, and regulatory compliance matters. Execution of a separate Quality Agreement is a material requirement to this Agreement.
5.3Manufacturing Changes. JBL shall obtain a prior written consent from ImmunityBio for any changes to the approved CTD with respect to the Manufacturing Process, specifications, manufacturing site or others. ImmunityBio shall not unreasonably withhold, condition, or delay such consent. The foregoing obligation shall not apply to any changes required by Regulatory Authorities or Applicable Laws or any minor changes which do not affect the quality of the Product. JBL shall notify ImmunityBio of any such changes in a timely manner.
5.4Capacity Allocation. Prior to commencing commercial production at JBL’s [*****] factory, and following Regulatory Approval of the Product by the FDA in the Territory, JBL shall reserve and maintain sufficient manufacturing capacity to supply at least two (2) Batches per year. JBL shall use commercially reasonable efforts to meet ImmunityBio’s forecasted requirements. In the event of capacity constraints, ImmunityBio shall receive priority allocation over JBL’s third party customers, except for JBL’s customers in the Japanese domestic market. Following commencement of commercial production at JBL’s [*****] factory, the party’s will negotiate in good faith to increase the annual capacity allocation.

5.5Cold Chain. Validated cold chain integrity (2–8°C) shall be maintained by JBL throughout manufacturing, storage, and shipment and by ImmunityBio throughout distribution after the delivery of the Product. Each shipment shall include continuous temperature monitoring data.
5.6Shelf Life and Expiry Management. JBL shall ensure that each Batch of Product delivered to ImmunityBio has a minimum remaining shelf life of at least [*****] of the total labeled shelf life or [*****], whichever is greater, at the date of delivery to ImmunityBio’s designated receiving facility. Each shipment shall be accompanied by a Certificate of Analysis specifying the manufacturing date, expiry date, and remaining shelf life for each Batch.
6.COMMITMENTS, FORECASTING, ORDERING, AND DELIVERY
6.1Annual Volume Commitment. Commencing upon Regulatory Approval by the FDA for the Product in the Territory, ImmunityBio commits to purchase a minimum of two (2) Batches per year during the Term of this Agreement (“Annual Volume Commitment”). [*****].
6.2Additional Supply. If JBL has additional manufacturing capacity and surplus supply beyond its other commitments, including its commitments in Section 6.1 above, ImmunityBio shall have the right to purchase such additional vials at the same Transfer Price. JBL shall notify ImmunityBio promptly of any available surplus supply, and ImmunityBio shall have thirty (30) days to elect to purchase any quantity up to the maximum number of vials available for purchase.
6.3Rolling Forecasts. ImmunityBio shall provide JBL with [*****], non-binding, rolling forecasts, [*****], setting forth anticipated quantities of Product required. [*****].
6.4Purchase Orders. ImmunityBio shall submit binding purchase orders at least [*****] prior to the requested delivery date. JBL shall accept or reject purchase orders within ten (10) business days. Failure to respond shall constitute acceptance.
6.5Delivery. JBL shall deliver Product FCA (Tokyo Airport) [Incoterms 2020] to ImmunityBio’s designated receiving facility in the United States or as otherwise agreed in writing. Title and risk of loss shall pass to ImmunityBio upon delivery to carrier. JBL shall deliver each Batch within six (6) months of receipt of a binding purchase order, subject to manufacturing scheduling.
6.6Acceptance. ImmunityBio shall have thirty (30) days following receipt of Product to inspect Product and notify JBL of any defects or non-conformities. Failure to notify within such period shall constitute acceptance. Accepted Product may not be rejected thereafter, except for latent defects discovered during the shelf-life period. JBL shall replace non-conforming vials at no additional cost.
7.PRICING AND PAYMENT TERMS
7.1Commercial Supply Price. The Transfer Price for Product supplied for commercial sale shall be as set forth in Exhibit C. Such price shall be fixed for the [*****] following Commercial Launch. For the term of this Agreement including the [*****], Parties reserve the right to enter good faith negotiations to reasonably modify the Transfer Price in the event there are material fluctuations to the applicable manufacturing costs, selling prices, foreign exchange rates, or any other relevant factors.
7.2Price Adjustments. After the initial fixed-price period, JBL may adjust the Transfer Price annually by no more than [*****].
7.3Payment Terms. Following the Launch Supply (defined below), ImmunityBio shall pay all undisputed invoices within [*****] of receipt of invoice and confirmation of delivery and release in accordance with the Specifications. ImmunityBio may withhold payment for disputed amounts, provided that it notifies JBL of the basis for such dispute within thirty (30) days of the invoice date and pays undisputed portions. The Parties shall cooperate in good faith to resolve disputes promptly. All payments shall be made [*****]. Each Party bears its own taxes. ImmunityBio shall be responsible for import duties and customs fees.
7.4Pre-Approval Period and Launch Supply. No payment shall be due from ImmunityBio to JBL prior to Regulatory Approval by the FDA for the Product in the Territory. All vials supplied for regulatory submissions or FDA review purposes (including clinical trials) in the Territory shall be [*****]. Within [*****] following Regulatory Approval by the FDA for the Product in the Territory, ImmunityBio shall place and pay for [*****] (the “Launch Supply”). For the sake of clarity, the Launch Supply shall count towards ImmunityBio’s Annual Volume Commitment.
8.INTELLECTUAL PROPERTY
8.1Background IP. Each Party shall retain all rights to its Background IP. Background IP means intellectual property owned or controlled by a Party prior to the Effective Date or developed outside the scope of this Agreement.

8.2Foreground IP. All Intellectual Property conceived, developed, or reduced to practice by each Party in connection with the Development or commercialization of the Product, including all Regulatory Approvals, trademarks, and product-specific patents, shall be owned jointly by the Parties.
8.3Manufacturing IP. All Intellectual Property relating to the Manufacturing Process, including manufacturing know-how, process patents, and analytical methods, shall be owned by JBL.
8.4Patent Prosecution. Each Party shall have the right to prosecute, maintain, and enforce all patents covering the Product jointly with the other Party or, if the other Parties waives its right, independently in the Territory.
8.5Infringement. Each Party shall promptly notify the other of any suspected infringement. ImmunityBio shall have the sole right to enforce patents covering the Product in the Territory against infringers. JBL shall have the right to join any such action at its own expense.
9.REGULATORY MATTERS; AUDITS AND RECORDS RETENTION
9.1Regulatory Authority. ImmunityBio shall be the sole MAH in the Territory and shall have sole responsibility for all regulatory strategy, submissions, and communications with Regulatory Authorities regarding the Product.
9.2JBL Regulatory Cooperation. JBL shall provide all reasonable assistance to ImmunityBio in connection with regulatory submissions, including providing documentation, participating in meetings, and responding to inquiries from Regulatory Authorities. In particular, JBL shall:
(a)Provide ImmunityBio with complete access to the Regulatory Dossier, including all CMC data, manufacturing records, stability data, and master batch records.
(b)Cooperate with ImmunityBio and the FDA in responding to information requests, deficiency letters, and facility inspection requirements.
(c)Maintain the [*****] Manufacturing Facility in a state of cGMP compliance and FDA inspection-readiness at all times.
(d)Grant ImmunityBio a right of reference to JBL’s Drug Master File (DMF) and any existing regulatory filings.
9.3ImmunityBio Regulatory Cooperation. ImmunityBio shall:
(a)Lead the regulatory strategy, BLA preparation, and all FDA interactions for the Product in the Territory.
(b)Serve as the BLA applicant and, upon approval, hold the Marketing Authorization (MAH) for the Product in the Territory.

(c)Provide JBL with timely updates on regulatory progress, FDA feedback, and anticipated timelines.
(d)Assist JBL in understanding and complying with FDA requirements applicable to the manufacturing site.
9.4Inspections. JBL shall permit representatives of Regulatory Authorities to inspect its manufacturing facilities and provide the regulatory authority with JBL’s full cooperation during such inspections. JBL shall promptly notify ImmunityBio of any such inspection and provide copies of all inspection reports and correspondence.
9.5Records Retention; Audit Rights. During the Term and for a period of five (5) years thereafter, JBL shall maintain complete and accurate records relating to the manufacture and supply of the Product and compliance with this Agreement, including all records required under applicable Laws, cGMP, and this Agreement (but excluding accounting books). ImmunityBio shall have the right, at its own expense, to appoint an independent consultant (subject to the confidentiality provisions herein) to audit such records during normal business hours upon at least thirty (30) days’ prior written notice, but no more than once per calendar year unless a prior audit revealed a material discrepancy or non-compliance. JBL shall cooperate fully with any such audit and shall provide access to relevant facilities, personnel, and documentation as reasonably requested.
9.6Recalls. ImmunityBio shall have the sole authority to initiate a recall, market withdrawal, or field correction in the Territory. If a recall is necessitated by JBL’s breach of cGMP or failure to meet specifications, JBL shall bear all costs of such recall. Otherwise, ImmunityBio shall bear all recall costs.
9.7Regulatory Costs. Each Party shall bear its own costs and expenses incurred in connection with the regulatory activities described herein. For the avoidance of doubt:
(a)JBL shall bear the cost of manufacturing site upgrades, facility maintenance, and cGMP compliance.
(b)ImmunityBio shall bear the cost of BLA preparation, FDA fees, clinical data compilation, U.S. regulatory submissions, maintenance of MA and pharmacovigilance compliance in the Territory.
10.REPRESENTATIONS AND WARRANTIES
10.1Mutual Representations. Each Party represents and warrants that:
(a)It is duly organized, validly existing, and in good standing;

(b)It has the full right and authority to enter into this Agreement;
(c)This Agreement constitutes a valid and binding obligation enforceable against it.
10.2JBL Warranties. JBL represents and warrants that:
(a)The Product shall be manufactured in accordance with cGMP and the specifications;
(b)The Product shall be free from defects in materials and workmanship;
(c)The Product shall conform to the specifications at the time of delivery and (subject to appropriate storage after the delivery) throughout the shelf life period;
(d)It has obtained all necessary licenses, permits, and approvals to manufacture the Product;
(e)The manufacture and supply of the Product does not infringe any third-party IP rights.
10.3ImmunityBio Warranties. ImmunityBio represents and warrants that:
(a)It has obtained or will obtain all necessary Regulatory Approvals to market and sell the Product;
(b)Its Development activities shall comply with all Applicable Laws;
11.INDEMNIFICATION AND LIABILITY
11.1Indemnification by JBL. JBL shall indemnify, defend, and hold harmless ImmunityBio and its Affiliates, officers, directors, employees, and agents from and against any and all claims, damages, losses, liabilities, costs, and expenses arising out of or resulting from:
(a)JBL’s breach of any representation, warranty, or obligation under this Agreement;
(b)Any claim that the Product manufactured by JBL fails to meet specifications or cGMP at the time of delivery;
(c)Any claim of personal injury or property damage caused by a defect in the Product (excluding any defect arose after the delivery);
(d)JBL’s gross negligence or willful misconduct; or
(e)Any claim that the Manufacturing Process infringes third-party IP rights.
11.2Indemnification by ImmunityBio. ImmunityBio shall indemnify, defend, and hold harmless JBL and its Affiliates, officers, directors, employees, and agents from and against any and all claims, damages, losses, liabilities, costs, and expenses arising out of or resulting from:
(a)ImmunityBio’s breach of any representation, warranty, or obligation under this Agreement;

(b)Commercialization activities attributed to the Product, except to the extent caused by JBL’s breach of warranty; or
(c)ImmunityBio’s gross negligence or willful misconduct.
11.3Procedure. The indemnified Party shall promptly notify the indemnifying Party of any claim, cooperate in the defense, and allow the indemnifying Party to control the defense and settlement.
11.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEPT FOR:
(a)BREACH OF CONFIDENTIALITY OBLIGATIONS;
(b)FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT;
(c)PAYMENT OBLIGATIONS.
11.5Insurance. Each Party shall, at its own expense, maintain during the Term of this Agreement and for at least three (3) years thereafter (or longer as required by applicable law), insurance coverage in the types and amounts typical in the industry and sufficient to discharge its obligations under this Agreement, including commercial general liability, product liability (which may be included within the commercial general liability policy), and worker’s compensation to the extent required by law. Upon reasonable request, each Party shall provide certificates of insurance evidencing the required coverage. Each Party shall provide prior written notice of any cancellation or material reduction in coverage. Each Party shall remain responsible for any deductibles or self-insured retentions. Compliance with this Section shall not limit either Party’s liability or indemnification obligations under this Agreement.
12.CONFIDENTIALITY
12.1Confidential Information. Each Party may disclose confidential and proprietary information to the other (“Confidential Information”). Confidential Information includes technical data, know-how, trade secrets, business plans, customer information, and financial data.
12.2Obligations. Each Party agrees to:
(a)Maintain the other Party’s Confidential Information in strict confidence;
(b)Use Confidential Information solely for the purpose of exercising rights and performing obligations under this Agreement;

(c)Not disclose Confidential Information to third parties without prior written consent, except to Affiliates, employees, and advisors with a need to know who are bound by confidentiality obligations no less strict than these. ImmunityBio shall also be permitted to disclose Confidential Information solely to the extent necessary to ImmunityBio’s financing sources and potential purchasers, provided further any such disclosure is subject to confidentiality obligations no less strict than these;
(d)Protect Confidential Information with at least the same degree of care used to protect its own confidential information, but in no event less than reasonable care.
12.3Exceptions. Confidential Information does not include information that:
(a)Is or becomes publicly available through no breach of this Agreement;
(b)Was rightfully known prior to disclosure;
(c)Is rightfully received from a third party without restriction; or
(d)Is independently developed without use of the disclosing Party’s Confidential Information;
In the event the receiving Party is required to disclose any of disclosing Party’s Confidential Information by law or court order, receiving Party shall give disclosing Party prompt written notice of such compelled disclosure, and shall cooperate with the disclosing Party in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the disclosing Party’s Confidential Information.
12.4Term. Confidentiality obligations shall survive for five (5) years from disclosure or, for trade secrets, for so long as such information remains a trade secret.
13.TERM AND TERMINATION
13.1Term. This Agreement shall commence on the Effective Date and continue for an initial term of ten (10) years from the date of Regulatory Approval by the FDA of the Product in the Territory, unless earlier terminated in accordance with this Article 13. Thereafter, [*****].
13.2Termination for Convenience. ImmunityBio may terminate this Agreement for convenience upon twelve (12) months’ prior written notice to JBL.
13.3Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party:

(a)Materially breaches this Agreement and fails to cure such breach within ninety (90) days of written notice specifying the breach in reasonable detail (provided, that [*****]); or
(b)Becomes insolvent, files for bankruptcy, or has a receiver appointed for substantially all of its assets.
Either Party may also terminate this Agreement upon written notice if a regulatory authority orders a permanent cessation of manufacturing or withdraws the BLA approval and such order or withdrawal is not reversed within one-hundred eighty (180) days. In such event, ImmunityBio shall have no further obligation to purchase Product under this Agreement.
13.4Effects of Termination. Upon termination or expiration:
(a)ImmunityBio shall pay all undisputed amounts due for Product delivered and accepted prior to termination;
(b)JBL shall deliver all firm purchase orders placed prior to termination;
(c)The Parties shall return or destroy all Confidential Information of the other Party.
13.5Post-termination Rights. In the event that the Agreement is terminated by JBL’s notice of termination, for so long as ImmunityBio holds the MAH for the Product following termination, ImmunityBio shall retain a non-exclusive right to purchase the Product from JBL at the then-current Transfer Price to fulfill its supply obligations to the market (limited obligations, such as completing administration to patients who have already commenced treatment). In the event the Agreement is terminated for any reason attributable to ImmunityBio or expires due to a notice of non-renewal by ImmunityBio, ImmunityBio shall promptly transfer the MAH and CTD for the Product in the Territory to JBL without any consideration.
13.6Survival. Sections 1, 8, 10, 11, 12, 13.5, 13.6, and 14 and any other provisions that by their nature should survive, shall survive termination or expiration.
14.GENERAL PROVISIONS
14.1Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

14.2Dispute Resolution. Any dispute arising out of or relating to this Agreement shall first be referred to senior executives of the Parties for good faith negotiation. If not resolved within sixty (60) days, the dispute shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (ICC) in accordance with its Arbitration Rules. The arbitration shall be conducted in New York by three (3) arbitrators. The arbitration shall be conducted in English and Japanese. The arbitral award shall be final and binding.
14.3Injunctive Relief. Notwithstanding the foregoing, either Party may seek injunctive or other equitable relief in any court of competent jurisdiction to prevent irreparable harm pending arbitration. Such right to seek injunctive relief shall be in addition to, and not in lieu of, any other rights or remedies available to the non-breaching Party at law or in equity, including the right to seek monetary damages for any breach of this Agreement.
14.4Independent Contractors. The Parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, or employment relationship. Neither Party has authority to bind the other or incur any obligation on the other’s behalf. Each Party is solely responsible for its own personnel and all associated costs, taxes, and benefits.
14.5Assignment.
(a)Neither Party may assign this Agreement in whole or in part without prior written consent, except that ImmunityBio may assign this Agreement without JBL’s consent to an Affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets.
(b)The Parties agree that ImmunityBio may assign, pledge, or otherwise encumber its rights and interests under this Agreement, in whole or in part, to one or more banks, financial institutions, or other lending entities (each, a “Financing Source”) as a collateral security for indebtedness or other obligations owed to such Financing Source(s) (“Collateral Assignment”), provided that ImmunityBio provides prompt written notice to JBL of any such Collateral Assignment. Notwithstanding any such Collateral Assignment, ImmunityBio shall remain fully liable for all of its obligations under this Agreement and JBL shall have no liability to the Financing Source under this Agreement beyond JBL’s liability to ImmunityBio under this Agreement.
14.6Force Majeure.
(a)Neither Party shall be liable for failure to perform its obligations under this Agreement (except payment obligations) due to a Force Majeure Event, defined as any circumstance beyond the reasonable control of the affected Party, including: acts of God; war, terrorism, or civil unrest; government actions or regulatory restrictions; labor disputes; utility or transportation failures; shortages of raw materials or APIs; cyberattacks; pandemics; or other uncontrollable causes.

(b)The affected Party shall notify the other within five (5) business days, describing the event and expected duration. The affected Party shall use commercially reasonable efforts to mitigate the impact and resume performance promptly.
(c)If supply is limited due to a Force Majeure Event, JBL shall allocate the available Product fairly to ImmunityBio without unreasonable preference to its own operations or affiliates except as may be required by law.
(d)If the Force Majeure Event exceeds thirty (30) days, ImmunityBio may source substitute products from third parties. JBL shall cooperate in facilitating such sourcing, including providing reasonable technical assistance.
(e)If the Force Majeure Event continues for more than 180 consecutive days, either Party may terminate upon thirty (30) days’ written notice without liability to the other Party.
14.7Notices. All notices shall be in writing and delivered by personal delivery, nationally recognized overnight courier, or certified mail to the addresses set forth above (or as subsequently changed by written notice).
14.8Severability. If any section, provision, or part of this Agreement is held to be illegal, invalid or unenforceable, such section, provision, or part shall be fully severable. The remainder of this Agreement shall remain in full force and effect.
14.9Waiver. The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy. Waivers must be in writing.
14.10Entire Agreement. This Agreement, including all Exhibits, along with the Quality Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings. This Agreement may not be amended except by written instrument signed by both Parties.
14.11Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each Party has been delivered to the other Party. The Parties agree that electronic signatures shall be as effective as if originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Development and Supply Agreement as of the Effective Date.
Japan BCG Laboratory

By:	/s/ Seiichi Inoue
Name:	Seiichi Inoue
Title:	President
Date:	May 14, 2026
IMMUNITYBIO, INC.

By:	/s/ Richard Adcock
Name:	Richard Adcock
Title:	President and CEO
Date:	May 14, 2026

EXHIBIT A
Product Specifications
[*****]
EXHIBIT B
Clinical Supply Pricing
[*****]

EXHIBIT C
Commercial Supply Pricing
[*****]